Exhibit 99
News Release


From:      Exelon                                          FOR IMMEDIATE RELEASE
           Corporate Communications                        January 29, 2004
           P.O. Box 805379 Chicago, IL 60680-5379

Contact:   Linda Marsicano, 312.394.3099

         EXELON CORPORATION ELECTS NELSON A. DIAZ TO BOARD OF DIRECTORS

Chicago (January 29, 2004) - The Honorable Nelson A. Diaz, formerly serving the City of Philadelphia as its City Solicitor, was elected to the board of directors of Exelon Corporation on January 27, 2004.

Exelon (EXC), headquartered in Chicago, is the $16 billion parent of PECO Energy, the Philadelphia-based electric and natural gas utility, and Commonwealth Edison, the Chicago electric utility. Exelon is one of the nation's leading energy service companies, with the largest utility retail customer base, one of the largest power generation portfolios, and a premier wholesale energy trading operation in the U.S.

Exelon Chairman and CEO John W. Rowe said, "Nelson Diaz brings tremendous experience and additional diversity to our board, and he will be a great addition to an already superb group of directors."

Mr. Diaz served as City Solicitor for the City of Philadelphia from December 2001 until he resigned from that position in January 2004. He previously was a partner with the law firm Blank Rome Comisky & McCauley LLP, where he served in the litigation and government relations departments from February 1997 to December 2001. He also served as General Counsel for the United States Department of Housing and Urban Development under President Clinton, and has many years of experience as a judge, as a lecturer at Temple University School of Law, and in private law practice.

Mr. Diaz received his law degree from the Temple University Law School in 1972 and was awarded Honorary Doctor of Public Service in 1990.

Mr. Diaz is active with industry, business and community organizations and has received many national awards. He is on the boards of directors of Temple University, the U.S. Hispanic Leadership Institute, the Philadelphia Museum of Art, the National Association for Hispanic Elderly, and the Pennsylvania Convention Center. He is a member of several local, state and national bar associations and serves on the Pennsylvania Supreme Court's Committee on Racial and Gender Bias.


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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in
              Chicago and trades on the NYSE under the ticker EXC.